As filed with the U.S. Securities and Exchange Commission on November 5, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NeoGenomics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	8731	74-2897368
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

12701 Commonwealth Drive, Suite 9

Fort Myers, Florida 33913

(239) 768-0600

(Address and Telephone Number of Principal Executive Office)

Douglas M. VanOort

12701 Commonwealth Drive, Suite 9

Fort Myers, Florida 33913

(239) 768-0600

(Name, Address and Telephone Number of Agent for Service)

With copies to:

Clayton E. Parker, Esq.

John D. Owens III, Esq.

K&L Gates, LLP

200 S. Biscayne Boulevard, Suite 3900

Miami, Florida 33131

Telephone: (305) 539-3300

Facsimile: (305) 358-7095

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Proposed Maximum
Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share(1)	Maximum Aggregate Offering Price(1)	Amount Of Registration Fee
Common Stock, par value $0.001 per share	3,000,000 shares	$2.83	$8,490,000	$1,158.04
TOTAL	3,000,000 shares	$2.83	$8,490,000	$1,158.04

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of November 1, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED NOVEMBER 5, 2012.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

NEOGENOMICS, INC.

3,000,000 Shares of Common Stock

This prospectus relates to the sale of up to 3,000,000 shares of the common stock, par value $0.001 per share (“Common Stock”), of NeoGenomics, Inc. (unless the context otherwise requires, referred to individually as the “Parent Company” or, collectively with all of its subsidiaries, as the “Company”, “NeoGenomics”, or “we”, “us”, or “our”).

The Company is selling debt shares of Common Stock in this offering and therefore will receive all proceeds from this offering. All costs associated with this registration will be borne by the Company.

Our Common Stock is quoted on the Over-The-Counter Bulletin Board and on the OTCQB under the symbol “NGNM”. On November 1, 2012, the last reported sale price of our Common Stock on the Over-The-Counter Bulletin Board was $2.83 per share.

Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state law or that an exemption from registration is available.

These securities are speculative and involve a high degree of risk. Please refer to “Risk Factors” beginning on page 8 for a discussion of these risks.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2012.

i

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain information that we file with the SEC, which means that we can disclose important information to you by referring you to other documents separately filed by us with the SEC that contain such information. The information we incorporate by reference is considered to be part of this prospectus and information we later file with the SEC will automatically update and supersede the information in this prospectus. The following documents filed by us with the SEC pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and any of our future filings under Sections 13(a), 13(c), 14 or 15 (d) of the Exchange Act, except for information furnished under Item 2.02 or 7.01 of Current Report on Form 8-K, or exhibits related thereto, made before the termination of the offering are incorporated by reference herein:

(1)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on March 12, 2012;

(2)	our Quarterly Reports on Form 10-Q for the fiscal periods ended: (i) March 31, 2012, as filed with the SEC on May 14, 2012; (ii) June 30, 2012, as filed with the SEC on August 6, 2012, and as amended by Form 10-Q/A filed with the SEC on August 15, 2012; and (iii) September 30, 2012, as filed with the SEC on November 5, 2012;

(3)	our Current Reports on Form 8-K, as filed with the SEC on January 11, 2012, January 25, 2012, March 28, 2012, August 17, 2012, and September 12, 2012; and

(4)	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act and all proxy or information statements filed pursuant to Section 14 of the Exchange Act since the end of the fiscal year covered by the Annual Report referenced in (1) above.

In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act before the date our offering is terminated or complete are deemed to be incorporated by reference into, and to be a part of, this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, upon written or oral request and at no cost. Requests should be made by writing or telephoning us at the following address:

NeoGenomics, Inc.

12701 Commonwealth Drive, Suite 9

Fort Myers, Florida 33913

(239) 768-0600

Our web site address is http://www.neogenomics.com and our reports and other documents incorporated herein may be accessed at http://www.neogenomics.com/company-investor-relations-overview.htm.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement.

Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions.

We file annual, quarterly and current reports and other information with the SEC. Such reports, the registration statement and other information may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10 a.m. to 3 p.m. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act regarding our business, financial condition, results of operations and prospects. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements. However, these are not the exclusive means of identifying forward-looking statements. Although forward-looking statements contained in this prospectus reflect our good faith judgment, such statements can only be based on facts and factors currently known to us. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Further information about the risks and uncertainties that may impact us are described or incorporated by reference in “Risk Factors” beginning on page 9. You should read that section carefully. You should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to update publicly any forward-looking statements in order to reflect any event or circumstance occurring after the date of this prospectus or currently unknown facts or conditions or the occurrence of unanticipated events.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or in documents incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our Common Stock. You should read carefully the entire prospectus, including "Risk Factors" and the other information contained or incorporated by reference in this prospectus before making an investment decision. Unless the context otherwise requires, NeoGenomics, Inc. is referred to herein individually as the “Parent Company” or, collectively with all of its subsidiaries, as the “Company”, “NeoGenomics”, or “we”, “us”, or “our”.

Business Overview

We operate a network of cancer-focused testing laboratories whose mission is to improve patient care through exceptional genetic and molecular testing services. Our vision is to become America’s premier cancer testing laboratory by delivering uncompromising quality, exceptional service and innovative products and solutions. The Company has laboratory locations in Ft. Myers and Tampa, Florida; Irvine, California; and Nashville, Tennessee, and currently offers the following types of testing services:

a)	Cytogenetics testing - the study of normal and abnormal chromosomes and their relationship to disease. Cytogenetic studies are often utilized to assist in refining treatment options for hematopoietic cancers such as leukemia and lymphoma;

b)	Fluorescence In-Situ Hybridization (“FISH”) testing - a branch of cancer genetics that focuses on detecting and locating the presence or absence of specific DNA sequences and genes on chromosomes;

c)	Flow cytometry testing - a rapid way to measure the characteristics of cell populations. Cells from peripheral blood, bone marrow aspirate, lymph nodes, and other areas are labeled with selective fluorescent antibodies and quantified according to their surface antigens. These fluorescent antibodies bind to specific cell surface antigens and are used to identify malignant cell populations. Flow cytometry is typically performed in conjunction with morphology testing which looks at smears on glass slides for abnormal cell populations;

d)	Immunohistochemistry (“IHC”) testing - the process of identifying cell proteins in a tissue section utilizing the principle of antibodies binding specifically to antigens. Specific surface cytoplasmic or nuclear markers are characteristic of cellular events such as proliferation or cell death (apoptosis). IHC is also widely used to understand the distribution and localization of differentially expressed proteins; and

e)	Molecular testing - a rapidly emerging cancer diagnostic tool focusing on the analysis of DNA and RNA, as well as the structure and function of genes at a molecular level. Molecular testing employs multiple technologies including sequencing analysis, DNA fragment length analysis, and real-time polymerase chain reaction (“RT-PCR”) RNA analysis.

All of these testing services are widely utilized to inform the diagnosis and prognosis of various types and subtypes of cancer and to help predict a patient’s potential response to specific therapies. NeoGenomics offers testing services on both a “tech-only” basis, where we perform the technical component of the testing (specimen set-up, staining, imaging, sorting and categorization of cells, chromosomes, genes, DNA or RNA) and the client physician performs the related professional interpretation component (analyzing the laboratory data, developing the diagnosis or prognosis as well as preparing and writing the final report), as well as on a full service or “global” basis where we perform both the technical component and the professional interpretation component.

Operating Segment

We have one reportable operating segment that delivers testing services to hospitals, pathologists, oncologists, other clinicians and researchers. Also, at November 1, 2012, all of our services were provided within the United States and all of our assets were in the United States.

Market Opportunity

The medical testing laboratory market can be broken down into three primary segments:

•	Clinical Pathology testing,

•	Anatomic Pathology testing, and

•	Genetic and Molecular testing.

Clinical Pathology testing covers high volume, highly automated, lower complexity tests on easily procured specimens such as blood and urine. Clinical lab tests often involve testing of a less urgent nature, for example, cholesterol testing and testing associated with routine physical exams.

Anatomic Pathology testing involves the evaluation of tissue, as in surgical pathology, or cells as in cytopathology. The most widely performed Anatomic Pathology procedures include the preparation and interpretation of pap smears, skin biopsies, and tissue biopsies.

Genetic and molecular testing typically involves analyzing chromosomes, genes, proteins and/or DNA/RNA sequences for abnormalities. Genetic and molecular testing requires highly specialized equipment and credentialed individuals (typically M.D. or Ph.D. level) to certify results and typically yields the highest reimbursement levels of the three market segments.

The field of cancer genetics is evolving rapidly and new tests are being developed at an accelerated pace. Based on medical and scientific discoveries over the last 10 years, cancer testing falls into one of three categories: diagnostic testing, prognostic testing and predictive testing. Of the three, the fastest growing area is predictive testing, which is utilized by clinicians to predict a patient’s response to the various treatment options in order to deliver “personalized medicine” that is optimized to that patient’s particular circumstances.

We estimate that the United States market for genetic and molecular testing is divided among approximately 360 laboratories. Approximately two thirds of these laboratories are attached to academic institutions and primarily provide clinical services to their affiliated university hospitals and associated physicians. We believe that the remaining one third of the market is quite fragmented and that less than 20 laboratories market their services nationally. We estimate that the top 20 laboratories account for approximately 50% of market revenues for genetic and molecular testing.

We believe that the key factors influencing the rapid market growth for cancer testing include: (i) cancer is primarily a disease of the elderly - one in four senior citizens is likely to develop some form of cancer during the rest of their lifetime once they turn sixty, and now that the baby boomer generation has started to reach this age range, the incidence rates of cancer are rising; (ii) every year more and more genes and genomic pathways are implicated in the development and/or clinical course of cancer; and (iii) increasingly, new drugs are being targeted to certain cancer subtypes and pathways which require companion diagnostic testing. Laboratory tests are needed to identify the type and subtype of cancer and the proper treatment regimen for each individual patient in order to deliver “personalized medicine” to the patient. These factors have driven explosive growth in the development of new genetic and molecular tests. We estimate a $10-12 billion total market opportunity for cancer testing in the United States, about $3-5 billion of which is derived from genetic and molecular testing with the remaining portion derived from more traditional anatomic pathology testing services that are complementary to and often ordered with the genetic and molecular testing services we offer.

Our Focus

Our primary focus is to provide high complexity, cancer-related laboratory testing services to hospitals, community-based pathology practices, and clinicians throughout the United States. We currently perform analyses for hematopoietic cancers such as leukemia and lymphoma (blood and lymphoid tumors) and solid tumor cancers such as breast, lung, colon, and bladder cancer. For hematopoietic cancers, we typically analyze bone marrow aspirate and peripheral blood specimens. For solid tumor cancers, we typically analyze formalin fixed, paraffin embedded tissue samples or urine.

The cancer testing services we offer to community-based pathologists are designed to be a natural extension of, and complementary to, the services that they perform within their own practices. We believe our relationship as a non-competitive partner to community-based pathology practices empowers them to expand their breadth of testing and provide a menu of services that matches or exceeds the level of service found in academic centers of excellence around the country. Community-based pathology practices typically order our services on a “tech-only” basis, which allows them to participate in the diagnostic process by performing the professional interpretation services without having to make the investment in laboratory personnel or equipment needed to perform the technical component of the tests.

In areas where we do not provide services to community-based pathology practices, we may directly serve oncology, dermatology, urology and other clinician practices that prefer to have a direct relationship with a laboratory for cancer-related genetic and molecular testing services. We typically service these types of clients with a “global” service offering where we perform both the technical and professional components of the tests ordered. Increasingly, however, larger clinician practices have begun to internalize pathology testing, and our “tech-only” service offering allows these larger clinician practices to also participate in the diagnostic process by performing the professional interpretation services.

We are also focused on innovation because we are committed to being a leader in oncology testing. With the recent advances in genomics, proteomics and digital pathology, frequently large amounts of data are generated and managing this data is difficult without the aid of computer-based algorithms and pattern recognition. We believe that the best system for pattern recognition and data analysis is a technology known as Support Vector Machine or “SVM”, especially when combined with a technology called Recursive Feature Elimination or “RFE”.

Health Discovery Corporation (“HDC”) has an extensive array of pending and issued patents surrounding SVM and RFE technology. In January 2012, we entered into a Master License Agreement (the “License Agreement”) with HDC, pursuant to which we were granted an exclusive worldwide license to utilize HDC’s extensive intellectual property portfolio, including some 84 issued and pending patents related to SVM and RFE as well as certain patents relating to digital image analysis, biomarker discovery, and gene and protein-based diagnostic, prognostic, and predictive testing, to develop and commercialize laboratory developed tests (“LDTs”) and other products relating to hematopoietic and solid tumor cancers.

Under the terms of the License Agreement, we may, subject to certain limitations, use, develop, make, have made, modify, sell, and commercially exploit products and services in the fields of laboratory testing, molecular diagnostics, clinical pathology, anatomic pathology and digital image analysis relating to the development, marketing, production or sale of any LDTs or other products used for diagnosing, ruling out, predicting a response to treatment, and/or monitoring treatment of any hematopoietic and solid tumor cancers excluding cancers affecting the retina and breast cancer; provided, that the exclusion for breast cancer shall be in effect only so long as that certain license agreement between HDC and the licensee of the technology for breast cancer applications is in full force and effect and such licensee is not in material breach of any its obligations under that agreement.

By licensing this technology and combining the expertise that already existed at HDC with our expertise in genomics, proteomics and digital imaging, we believe we are well-positioned to begin developing innovative and proprietary new products.

We greatly expanded our menu of molecular tests in 2012 by adding over 30 tests to our menu. Molecular testing is a rapidly growing part of oncology testing, allowing us to determine types of cancer, as well as predicted responses to certain therapeutics. We have combined several molecular tests into NeoTypeTM panels, which will help pathologists and oncologists determine cancer types on difficult cases. We use bi-directional Sanger sequencing analysis which we believe is superior to many of the molecular tests being offered by our competitor’s because we are able to pick up mutations that other methods would not detect. With our strong menu of molecular tests we believe we are positioned to capitalize on this rapidly growing area.

Our goal is to develop new assays to help our physicians better manage their patients and to enable them to practice evidence-based medicine tailored specifically for each of their patients. High priority will be given to the development of better tests for the diagnosis and prediction of clinical behavior in prostate cancer, pancreatic cancer, breast cancer, leukemia/lymphoma and other solid tumors.

We intend to combine and analyze data from genomics, proteomics and digital imaging using SVM-RFE techniques to develop practical, cost-effective and reliable new assays. Using this technology, we believe we will be able to offer a whole line of advanced tests that will help physicians better manage the treatment options for cancer patients.

Sales and Marketing

We continue to grow our testing volumes and revenue due to our investment in sales and marketing. As of September 30, 2012, NeoGenomics’ sales and marketing team totaled 38 individuals, including 18 Territory Business Managers (sales representatives), one Managed Care Specialist, three Regional Business Unit Directors (regional managers), six marketing and management professionals and 10 customer care specialists.

Our revenue, requisition and test metrics for the three and nine months ended September 30, 2012 and 2011 are as follows:

Supplemental Information on Customer Requisitions Received and Tests Performed

(in thousands, except test and requisition amount)

	For the three months ended September 30,			For the nine months ended September 30,
	2012	2011	% Inc (Dec)	2012	2011	% Inc (Dec)

Requisitions Rec’d (cases)	18,307	12,857	42.4%	53,802	34,995	53.7%
Number of Tests Performed	28,315	19,977	41.7%	84,093	53,731	56.5%
Avg. # of Tests / Requisition	1.55	1.55	0.0%	1.56	1.54	1.8%

Total Testing Revenue	$14,202	$11,320	25.5%	$44,973	$30,591	47.0%
Avg Revenue/Requisition	$775.77	$880.47	(11.9)%	$835.90	$874.15	(4.4)%
Avg Revenue/Test	$501.58	$566.66	(11.5)%	$534.80	$569.33	(6.1)%

Our increase in test counts and revenue for the three and nine months ended September 30, 2012 when compared to the three and nine months ended September 30, 2011 was primarily the result of adding new client accounts and expanding our test service offerings. The decrease in average revenue per test and requisition for the three and nine months ended September 30, 2012 as compared to the prior year was primarily attributable to the expiration of the Medicare Technical Component (“TC”) Grandfather clause. As a result of this regulatory change, effective July 1, 2012, we no longer are able to bill Medicare directly for the technical component of certain hospital in-patient and out-patient laboratory tests and now must bill our hospital clients directly for such services, often at a lower rate than what we were previously billing to Medicare. Average revenue per test and per requisition was also modestly impacted by an increasing proportion of lower average revenue molecular and immunohistochemistry tests in our test mix.

Within the subspecialty field of hematopathology, our scientific expertise and service offerings allow us to be able to perform multiple tests on each specimen received if ordered by our physician clients. Many physicians believe that a comprehensive approach to the diagnosis and prognosis of blood and lymph node disease to be the standard of care throughout the country. As the average number of tests per requisition changes, the average revenue per requisition changes accordingly.

Competition

The genetic and molecular testing niche of the laboratory testing industry is highly competitive and, given the opportunities in this industry, we expect it to become even more competitive. There has been a high pace of consolidation in the industry in recent years and several large players have entered the market. In late 2010 and early 2011, two of our closest competitors Clarient, Inc. and Genoptix, Inc. were acquired. General Electric Healthcare Services purchased Clarient, Inc. in December 2010 and Novartis, A.G. purchased Genoptix, Inc. in March 2011. Competitive factors in genetic and molecular testing generally include the reputation of the laboratory, range of services offered, pricing, convenience of sample collection and pick-up, quality of analysis and reporting, medical staff, timeliness of delivery of completed reports (i.e. turnaround times) and post-reporting follow-up for clients.

Our competitors in the United States are numerous and include major national medical testing laboratories, in-house physician laboratories and hospital laboratories. Many of these competitors have greater financial resources and production capabilities. These companies may succeed in developing service offerings that are more effective than any that we have or may develop, and may also prove to be more successful than we are in marketing such services. In addition, technological advances or different approaches developed by one or more of our competitors may render our service offerings obsolete, less effective or uneconomical.

We intend to continue to gain market share by offering industry-leading turnaround times, a broad service menu, high-quality test reports, new proprietary tests, enhanced post-test consultation services, and the personal attention from our direct sales force. In addition, we believe our flexible reporting solutions, which enable clients to report out customized results in a secure, real-time environment, will allow us to continue to gain market share.

About Us

Our principal executive offices are located at 12701 Commonwealth Drive, Suite 9, Fort Myers, Florida 33913. Our telephone number is (239) 768-0600. Our website can be accessed at www.neogenomics.com.

THE OFFERING

During the term of this offering, NeoGenomics, Inc. may offer to sell up to 3,000,000 shares of Common Stock from time to time. Our Common Stock is quoted on the Over-The-Counter Bulletin Board and OTCQB, under the symbol “NGNM”. Our principal offices are located at 12701 Commonwealth Drive Suite 9, Fort Myers FL 33913. Our telephone number is (239) 768-0600.

The securities covered by this prospectus may be offered and sold to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus.

Shares of the Common Stock will be offered for sale by the Company. The last reported sale of our Common Stock on the OTCQB on November 1, 2012 was $2.83 per share. Such quoted prices fluctuate based on the demand for the shares of our Common Stock.

Common Stock Currently Outstanding Prior to Offering:	45,270,280 shares as of November 1, 2012

Common Stock Offered:	3,000,000 by the Company

Use of Proceeds:	We will use the proceeds of this offering for our general corporate and operations purposes. See “Use of Proceeds”

Risk Factors:	The securities offered hereby involve a high degree of risk. See “Risk Factors”

Over-the-Counter Bulletin Board/OTCQB Symbol:	NGNM

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. RISKS ASSOCIATED WITH AN INVESTMENT IN OUR SECURITIES WILL BE DESCRIBED IN CERTAIN OF OUR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, AS DESCRIBED UNDER THE SECTION ENTITLED “ RISK FACTORS ” ON PAGE 9 OF THIS PROSPECTUS. ANY PROSPECTUS SUPPLEMENT APPLICABLE TO THE SECURITIES WE OFFER MAY CONTAIN A DISCUSSION OF ADDITIONAL RISKS APPLICABLE TO AN INVESTMENT IN US AND THE PARTICULAR TYPE OF SECURITIES WE ARE OFFERING UNDER THAT PROSPECTUS SUPPLEMENT.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

RISK FACTORS

An investment in our Common Stock is subject to numerous risks, including the risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference herein. You should carefully consider these risks, along with the information provided elsewhere in this prospectus and the documents we incorporate by reference in this prospectus before investing in the Common Stock. You could lose all or part of your investment in the Common Stock.

USE OF PROCEEDS

This prospectus relates to shares of our Common Stock that may be offered and sold from time to time by the Company. The Company plans to use these proceeds for our general corporate and operations purposes.

PLAN OF DISTRIBUTION

The Common Stock offered by this prospectus is being offered by the Company. The Common Stock may be sold or distributed from time to time by the Company directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the Common Stock offered by this prospectus may be effected in one or more of the following methods:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents

•	“at the market” into an existing market for the Common Stock;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares of Common Stock may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the purchasers of the Common Stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

We cannot presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between us, any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any other required information.

We will pay all expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

This offering will terminate on the date that all shares offered by this prospectus have been sold.

DESCRIPTION OF CAPITAL STOCK OFFERED HEREBY

Common Stock

We are authorized to issue 100,000,000 shares of Common Stock, of which 45,270,280 shares were issued and outstanding as of November 1, 2012.

The securities being offered hereby are Common Stock. The outstanding shares of our Common Stock are fully paid and non-assessable. The holders of Common Stock are entitled to one vote per share for the election of directors and with respect to all other matters submitted to a vote of stockholders. Shares of our Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of such shares voting for the election of directors can elect 100% of the directors if they choose to do so. Our Common Stock does not have preemptive rights, meaning that the common stockholders’ ownership interest in the Company would be diluted if additional shares of Common Stock are subsequently issued and the existing stockholders are not granted the right, at the discretion of our Board of Directors, to maintain their ownership interest in our Company.

Upon liquidation, dissolution or winding-up of the Company, our assets, after the payment of debts and liabilities and any liquidation preferences of, and unpaid dividends on, any class of preferred stock then outstanding, will be distributed pro-rata to the holders of our Common Stock. The holders of our Common Stock do not have preemptive or conversion rights to subscribe for any of our securities and have no right to require us to redeem or purchase their shares. The holders of Common Stock are entitled to share equally in dividends, if, as and when declared by our Board of Directors, out of funds legally available therefore, subject to the priorities given to any class of preferred stock which my be issued.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY

AND OTHER STOCKHOLDER MATTERS

Our Common Stock is quoted on the OTC Bulletin Board and OTCQB under the symbol “NGNM”. Set forth below is a table summarizing the high and low bid quotations for our Common Stock during the last two fiscal years.

	HIGH BID	LOW BID
3rd Quarter 2012	$3.03	$1.56
2nd Quarter 2012	$1.78	$1.50
1st Quarter 2012	$1.84	$1.40

4th Quarter 2011	$1.84	$0.96
3rd Quarter 2011	$1.50	$1.05
2nd Quarter 2011	$1.51	$1.15
1st Quarter 2011	$1.67	$1.12

4th Quarter 2010	$1.30	$0.95
3rd Quarter 2010	$1.29	$0.95
2nd Quarter 2010	$1.48	$1.15
1st Quarter 2010	$1.65	$1.15

The above table is based on over-the-counter quotations. These quotations reflect inter-dealer prices, without retail mark-up, markdown or commissions, and may not necessarily represent actual transactions. All historical data was obtained from the www.OTCBB.com web site. As of November 1, 2012, the last reported price of our common was $2.83 per share.

As of November 1, 2012, there were 556 stockholders of record of our Common Stock, excluding stockholders who hold their shares in brokerage accounts in “street name”. Of the 45,270,280 shares of Common Stock outstanding as of November 1, 2012, 42,749,055 shares are freely tradable without restriction, unless held by our “affiliates”. The remaining 2,521,225 shares of our Common Stock which are held by existing stockholders, including the officers and directors, are “restricted securities” and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144.

Dividend Policy

We have never declared or paid cash dividends on our Common Stock. We intend to retain all future earnings to finance future growth and therefore we do not anticipate paying any cash dividends in the foreseeable future. In addition, certain financing agreements entered into by the Company may limit our ability to pay dividends in the future.

LEGAL MATTERS

The validity of the shares offered hereby has been opined on for us by Burton, Bartlett & Glogovac.

EXPERTS

Our consolidated financial statements as of December 31, 2011 and 2010 and for the years then ended included or referred to in this prospectus have been audited by Kingery & Crouse, P.A., independent registered certified public accountants, and are incorporated by reference into this prospectus in reliance upon such repots given on the authority of such firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the Company’s constituent documents, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person connected with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. The Company will pay all expenses in connection with this offering.

Securities and Exchange Commission Registration Fee	$1,158
Printing and Engraving Expenses	$1,500
Accounting Fees and Expenses	$6,000
Legal Fees and Expenses	$10,000
Miscellaneous	$1,083

TOTAL	$19,741

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s Articles of Incorporation provide that no director or officer of the Company shall be personally liable to the Company or any of its stockholders for damages for breach of fiduciary duty as a director or officer of for any act or omission of any such director or officer; however such indemnification shall not eliminate or limit the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (b) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. The Company’s Amended and Restated Bylaws (the “Bylaws”) provide that any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Company (or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) shall be indemnified and held harmless by the Company to the fullest extent permitted by Nevada law against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding.

The Bylaws also provide that the Company must indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against costs incurred by such person in connection with the defense or settlement of such action or suit. Such indemnification may not be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The Bylaws provide that the Company must pay the costs incurred by any person entitled to indemnification in defending a proceeding as such costs are incurred and in advance of the final disposition of a proceeding; provided however, that the Company must pay such costs only upon receipt of an undertaking by or on behalf of such person to repay the amount if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to be indemnified by the Company.

The Bylaws provide that the Company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise in accordance with Section 78.752 of the Nevada Revised Statutes.

Nevada Revised Statutes 78.751 and 78.7502 have provisions that provide for discretionary and mandatory indemnification of officers, directors, employees, and agents of a corporation. Under these provisions, such persons may be indemnified by a corporation against expenses, including attorney’s fees, judgment, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with the action, suit or proceeding, if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful.

To the extent that a director, officer, employee or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter, the Nevada Revised Statues provide that he must be indemnified by the Company against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense.

Section 78.751 of the Nevada Revised Statues also provides that any discretionary indemnification, unless ordered by a court or advanced by the Company, may be made only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

•	By the stockholders;

•	By the Company’s Board of Directors by majority vote of a quorum consisting of directors who were not parties to that act, suit or proceeding;

•	If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

•	If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person connected with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES

Except as otherwise noted, all of the following shares were issued and options and warrants granted pursuant to the exemption provided for under Section 4(2) of the Securities Act.

On February 2, 2009, the Company issued 300,000 shares of its Common Stock to the seller in connection with two agreements to purchase the assets (primarily laboratory equipment) of two laboratories, including settlement of certain amounts due to the owner of such laboratories.

On March 16, 2009, the Company and the Douglas M. VanOort Living Trust entered into a Subscription Agreement pursuant to which the Douglas M. VanOort Living Trust purchased 625,000 shares of Common Stock at a purchase price of $0.80 per share.

On March 16, 2009, the Company and Mr. VanOort entered into a Warrant Agreement pursuant to which Mr. VanOort, subject to the vesting schedule described below, may purchase up to 625,000 shares of Common Stock at an exercise price of $1.05 per share. The shares subject to the warrant vest pursuant to the vesting schedule set forth in the Warrant Agreement.

On July 24, 2009, the Company entered into a Common Stock Purchase Agreement with Abbott Laboratories, an Illinois corporation (“Abbott”), and consummated the issuance and sale to Abbott, for an aggregate purchase price of $4,767,000, of 3,500,000 shares of Common Stock, $0.001 par value per share.

On May 3, 2010, the Company and Steven C. Jones entered into a Warrant Agreement pursuant to which Mr. Jones, subject to the vesting schedule set forth in such Warrant Agreement, may purchase up to 450,000 shares of Common Stock at an exercise price of $1.50 per share.

Between January 10, 2011 and January 12, 2011, the Parent Company entered into subscription agreements with certain investors (the “Investors”) pursuant to which the Company has sold to the Investors an aggregate of 2,001,667 shares (the “Shares”) of Common Stock at a price of $1.50 per share (the “Common Stock Financing”). In connection with the Common Stock Financing, the Company also entered into registration rights agreements with the Investors.

The Investors include, among others, (i) the Douglas M. VanOort Living Trust (of which Douglas VanOort, Chief Executive Officer and Chairman of the Company’s Board of Directors, is affiliated), (ii) the Steven and Carisa Jones Defined Benefit Pension Plan & Trust (of which Steven Jones, Executive Vice President – Finance and a director of the Company, is affiliated), (iii) The George A. Cardoza Family Trust (of which George Cardoza, the Company’s Chief Financial Officer, is affiliated), (iv) Mark W. Smits (who was the Company’s Vice President of Sales and Marketing), and (v) Kevin C. Johnson (who is a director of the Company).

On April 27, 2011, we granted 24,000 shares of restricted stock to each of the five non-officer directors of the Company for a total of 120,000 restricted shares. These directors were elected by the shareholders and the stock award is for service on the Board of Directors only. Such restricted shares vest at a rate of 2,000 shares per quarter on the last day of each calendar quarter beginning on June 30, 2011 and ending on March 31, 2014 so long as each director remains a member of the Board of Directors. The fair market value of each grant of restricted stock on award date was deemed to be $34,560 or $1.44 per share, which was the closing price of our Common Stock on the day before the grant as approved by the Board of Directors. On November 1, 2012, 72,000 shares had vested. The Company had also agreed to reimburse each director $12,000 over the following six months to offset the income taxes due on such restricted stock awards, again provided they remain a Director of the Company.

ITEM 16.	EXHIBITS

Exhibit No.	Description of Exhibit	Location

3.1	Articles of Incorporation, as amended	Incorporated by reference to the Company’s Registration Statement on Form SB-2 as filed with the SEC on February 10, 1999

3.2	Amendment to Articles of Incorporation filed with the Nevada Secretary of State on January 3, 2002	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on May 20, 2003

3.3	Amendment to Articles of Incorporation filed with the Nevada Secretary of State on April 11, 2003	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on May 20, 2003

3.4	Amended and Restated Bylaws	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on May 14, 2009

4.1	Amended and Restated Equity Incentive Plan effective as of March 3, 2009	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on March 20, 2009

5.1	Opinion of Burton, Bartlett & Glogovac	Provided herewith

10.1	Loan Agreement between NeoGenomics, Inc. and Aspen Select Healthcare, L.P. dated March 23, 2005	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on March 30, 2005

10.2	Amended and Restated Registration Rights Agreement between NeoGenomics, Inc. and Aspen Select Healthcare, L.P. and individuals dated March 23, 2005	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on March 30, 2005

10.3	Guaranty of NeoGenomics, Inc., dated March 23, 2005	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on March 30, 2005

10.4	Stock Pledge Agreement between NeoGenomics, Inc. and Aspen Select Healthcare, L.P., dated March 23, 2005	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on March 30, 2005

10.5	Warrants issued to Aspen Select Healthcare, L.P., dated March 23, 2005	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on March 30, 2005

10.6	Security Agreement between NeoGenomics, Inc. and Aspen Select Healthcare, L.P., dated March 23, 2005	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on March 30, 2005

10.7	Amended and Restated Shareholders’ Agreement dated March 23, 2005 among Neogenomics, Inc., a Nevada corporation, Michael Dent, Aspen Select Healthcare, LP, John Elliot, Steven Jones and Larry Kuhnert	Incorporated by reference to the Company’s Registration Statement on Form S-1 as filed with the SEC on November 28, 2008

10.8	Standby Equity Distribution Agreement with Cornell Capital Partners, L.P. dated June 6, 2005	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on June 8, 2005

10.9	Registration Rights Agreement with Cornell Capital Partners, L.P. related to the Standby Equity Distribution dated June 6, 2005	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on June 8, 2005

Exhibit No.	Description of Exhibit	Location

10.10	Placement Agent Agreement with Spartan Securities Group, Ltd., related to the Standby Equity Distribution dated June 6, 2005	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on June 8, 2005

10.11	Amended and Restated Loan Agreement between NeoGenomics, Inc. and Aspen Select Healthcare, L.P., dated March 30, 2006	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on April 1, 2006

10.12	Amended and Restated Warrant Agreement between NeoGenomics, Inc. and Aspen Select Healthcare, L.P., dated January 21, 2006	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on April 1, 2006

10.13	Amended and Restated Security Agreement between NeoGenomics, Inc. and Aspen Select Healthcare, L.P., dated March 30, 2006	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on April 1, 2006

10.14	Registration Rights Agreement between NeoGenomics, Inc. and Aspen Select Healthcare, L.P., dated March 30, 2006	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on April 1, 2006

10.15	Warrant Agreement between NeoGenomics, Inc. and SKL Family Limited Partnership, L.P. issued January 23, 2006	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on April 1, 2006

10.16	Warrant Agreement between NeoGenomics, Inc. and Aspen Select Healthcare, L.P. issued March 14, 2006	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on April 1, 2006

10.17	Warrant Agreement between NeoGenomics, Inc. and Aspen Select Healthcare, L.P. issued March 30, 2006	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on April 1, 2006

10.18	Agreement with Power3 Medical Products, Inc. regarding the Formation of Joint Venture & Issuance of Convertible Debenture and Related Securities	Incorporated by reference to the Company’s Annual Report on Form 10-KSB, as filed with the SEC on April 2, 2007

10.19	Securities Purchase Agreement, dated April 17, 2007, by and between NeoGenomics, Inc. and Power3 Medical Products, Inc.	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB, as filed with the SEC on May 15, 2007

10.20	Convertible Debenture, dated April 17, 2007, issued by Power3 Medical Products, Inc. to NeoGenomics, Inc. in the principal amount of $200,000	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB, as filed with the SEC on May 15, 2007

10.21	Letter Agreement, by and between NeoGenomics, Inc. and Noble International Investments, Inc.	Incorporated by reference to the Company’s Registration Statement on Form SB-2 as filed with the SEC on July 6, 2007

10.22	Subscription Documents	Incorporated by reference to the Company’s Registration Statement on Form SB-2 as filed with the SEC on July 6, 2007

10.23	Investor Registration Right Agreement	Incorporated by reference to the Company’s Registration Statement on Form SB-2 as filed with the SEC on July 6, 2007

10.24†	Revolving Credit and Security Agreement, dated February 1, 2008, by and between NeoGenomics, Inc., a Nevada corporation, NeoGenomics, Inc., a Florida corporation, and CapitalSource Finance LLC	Incorporated by reference to the Company’s Amendment No. 1 to Quarterly Report on Form 10-Q/A for the quarterly period ended June 30, 2010, as filed with the SEC on February 17, 2011

Exhibit No.	Description of Exhibit	Location

10.25	Employment Agreement, dated March 12, 2008, between Neogenomics, Inc. and Mr. Robert P. Gasparini	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on April 14, 2008

10.26	Employment Agreement, dated June 24, 2008, between Neogenomics, Inc. and Mr. Jerome Dvonch	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, filed August 14, 2008

10.27	Common Stock Purchase Agreement, dated November 5, 2008, between Neogenomics, Inc., a Nevada corporation, and Fusion Capital Fund II, LLC	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed November 7, 2008

10.28	Registration Rights Agreement, dated November 5, 2008, between Neogenomics, Inc., a Nevada corporation, and Fusion Capital Fund II, LLC	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed November 7, 2008

10.29	Master Lease Agreement, dated November 5, 2008, between Neogenomics, Inc., a Florida corporation, and Leasing Technologies International Inc.	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed November 7, 2008

10.30	Guaranty Agreement, dated November 5, 2008, between Neogenomics, Inc., a Nevada corporation, and Leasing Technologies International, Inc.	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed November 7, 2008

10.31	First Amendment to Revolving Credit and Security Agreement, dated November 3, 2008, among Neogenomics, Inc., a Florida corporation, Neogenomics, Inc., a Nevada corporation, and CapitalSource Finance LLC	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed November 7, 2008

10.32	Employment Agreement, dated March 16, 2009 between Mr. Douglas M. VanOort and NeoGenomics, Inc.	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on March 20, 2009

10.33	Subscription Agreement dated March 16, 2009 between the Douglas M. VanOort Living Trust and NeoGenomics, Inc.	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on March 20, 2009

10.34	Warrant Agreement dated March 16, 2009 between Mr. Douglas M. VanOort and NeoGenomics, Inc.	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on March 20, 2009

10.35†	Second Amendment to Revolving Credit and Security Agreement, dated April 14, 2009, among NeoGenomics Laboratories, Inc., NeoGenomics, Inc., and CapitalSource Finance LLC	Incorporated by reference to the Company’s Amendment No. 1 to Quarterly Report on Form 10-Q/A for the quarterly period ended June 30, 2010, as filed with the SEC on February 17, 2011

10.36	Common Stock Purchase Agreement dated July 24, 2009 between NeoGenomics, Inc. and Abbott Laboratories	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on July 30, 2009

10.37	Registration Rights Agreement dated July 24, 2009 between NeoGenomics, Inc. and Abbott Laboratories	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on July 30, 2009

Exhibit No.	Description of Exhibit	Location

10.38	Offer Letter dated July 22, 2009 between NeoGenomics, Inc. and Grant Carlson	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on July 30, 2009

10.39†	Strategic Supply Agreement dated July 24, 2009, between NeoGenomics Laboratories, Inc. and Abbott Molecular Inc.	Incorporated by reference to the Company’s Amendment No. 1 to Quarterly Report on Form 10-Q/A for the quarterly period ended June 30, 2010, as filed with the SEC on February 17, 2011

10.40	Amended and Restated Employment Agreement dated October 28, 2009 between NeoGenomics, Inc. and Douglas M. VanOort	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on November 3, 2009

10.41	Offer Letter dated November 3, 2009 between NeoGenomics Laboratories, Inc. and George Cardoza	Incorporated by reference to the Company’s Annual Report on Form 10-K as filed with the SEC on March 29, 2010.

10.42	Employment Letter dated November 3, 2009 between NeoGenomics Laboratories, Inc. and Jack G. Spitz	Incorporated by reference to the Company’s Annual Report on Form 10-K as filed with the SEC on March 29, 2010.

10.43	Third Amendment to Revolving Credit and Security Agreement dated March 26, 2010 between NeoGenomics Laboratories, Inc., NeoGenomics, Inc., and CapitalSource Finance LLC	Incorporated by reference to the Company’s Annual Report on Form 10-K as filed with the SEC on March 29, 2010.

10.44†	Amended and Restated Revolving Credit and Security Agreement dated April 26, 2010 between NeoGenomics Laboratories, Inc., NeoGenomics, Inc., and CapitalSource Finance LLC	Incorporated by reference to the Company’s Amendment No. 1 to Quarterly Report on Form 10-Q/A for the quarterly period ended June 30, 2010, as filed with the SEC on February 17, 2011

10.45	Consulting Agreement dated May 3, 2010 between NeoGenomics, Inc. and Steven C. Jones.	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on May 4, 2010

10.46	Warrant Agreement dated May 3, 2010 between NeoGenomics, Inc. and Steven C. Jones.	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on May 4, 2010

10.47	Offer Letter between NeoGenomics Laboratories, Inc. and Marydawn Miller dated June 16, 2010	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, as filed with the SEC on August 16, 2010

10.48	Offer Letter between NeoGenomics Laboratories, Inc. and Mark Smits dated July 26, 2010	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 12, 2010

10.49	Master Lease Agreement dated September 9, 2011 between the Company and Garic, Inc.	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011, as filed with the SEC on October 25, 2011

10.50	Warrant Agreement dated January 6, 2012 between NeoGenomics, Inc. and Maher Albitar, M.D.	Incorporated by reference to the Current Report on Form 8-K filed by the Company with the SEC on January 6, 2012

10.51	Form of Stock Option Agreement between NeoGenomics, Inc. and Maher Albitar, M.D.	Incorporated by reference to the Current Report on Form 8-K filed by the Company with the SEC on January 6, 2012

Exhibit No.	Description of Exhibit	Location

10.52	Medical Services Agreement dated January 6, 2012 between Albitar Oncology Consulting, LLC and NeoGenomics Laboratories, Inc.	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on January 11, 2012

10.53	Letter Agreement dated January 6, 2012 between NeoGenomics Laboratories, Inc. and Maher Albitar, M.D.	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on January 11, 2012

10.54	Confidentiality and Non-Competition Agreement dated January 6, 2012 between NeoGenomics Laboratories, Inc. and Maher Albitar, M.D.	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on January 11, 2012

10.55	Confidentiality, Title to Work Product and Non-Solicitation Agreement dated January 6, 2012 between NeoGenomics Laboratories, Inc. and Maher Albitar, M.D.	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on January 11, 2012

10.56	Master License Agreement, dated January 6, 2012, between NeoGenomics Laboratories, Inc. and Health Discovery Corporation	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on January 11, 2012

10.57	Stock Option Agreement, dated February 14, 2012, between NeoGenomics Laboratories, Inc. and Douglas M. VanOort	Incorporated by reference to the Company’s Annual Report on Form 10-K as filed with the SEC on March 12, 2012

10.58†	First Amendment to Amended and Restated Revolving Credit and Security Agreement dated March 26, 2012 among NeoGenomics, Inc., NeoGenomics Laboratories, Inc. and CapitalSource Finance LLC	Incorporated by reference to the Company’s Post Effective Amendment No. 2 to Form S-1 (333-166526) filed with the SEC on April 27, 2012

14.1	NeoGenomics, Inc. Code of Ethics for Senior Financial Officers and the Principal Executive Officer	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on July 14, 2011

21.1	Subsidiaries of Neogenomics, Inc.	Incorporated by reference to the Company’s Annual Report on Form 10-K filed with the SEC on April 14, 2009

23.1	Consent of Kingery & Crouse, P.A.	Provided herewith

23.2	Consent of Burton, Bartlett & Glogovac	(included in the opinion filed as Exhibit 5.1 to this registration statement)

†	Confidential treatment previously requested and granted with respect to certain portions, which portions were omitted and filed separately with the SEC.

ITEM 17.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4. For determining liability of the undersigned registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (Sec. 230.424);

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

5. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offerin of such securities at that tiem shall be deemed to be the initial bona fide offering thereof.

6. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fort Myers, state of Florida, on November 5, 2012.

NEOGENOMICS, INC.

By:	/s/ Douglas M. VanOort
Name:	Douglas M. VanOort
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below:

Signatures	Title(s)	Date

/s/ Douglas M. VanOort	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	November 5, 2012
Douglas M. VanOort

/s/ Robert P. Gasparini	Chief Scientific Officer and Director	November 5, 2012
Robert P. Gasparini

/s/ Steven C. Jones	Executive Vice President, Finance and Director	November 5, 2012
Steven C. Jones

/s/ George Cardoza	Chief Financial Officer (Principal Financial Officer)	November 5, 2012
George Cardoza

/s/ Edwin F. Weidig III	Director of Finance (Principal Accounting Officer)	November 5, 2012
Edwin F. Weidig III

/s/ Michael T. Dent	Director	November 5, 2012
Michael T. Dent, M.D.

/s/ Kevin C. Johnson	Director	November 5, 2012
Kevin C. Johnson

/s/ William J. Robison	Director	November 5, 2012
William J. Robison

/s/ Raymond R. Hipp	Director	November 5, 2012
Raymond R. Hipp